SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 East Central Avenue
                                    Suite 100
                              Wichita, Kansas 67206

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 22, 2000

                                   ----------

To the Stockholders:

      NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of TOTAL ENTERTAINMENT RESTAURANT CORP., a Delaware corporation (the "Company"), will be held at the Spaghetti Warehouse, 101 West Worthington, Charlotte, NC 28203, on May 22, 2000 at 2:00 p.m. local time, for the following purposes:

      1. To elect three (3) members of the Board of Directors to serve until the 2003 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

      2. To ratify the appointment of Grant Thornton, LLP as the Company's independent auditors for the fiscal year ending December 26, 2000; and

      3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 14, 2000 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                    By Order of the Board of Directors


                                    JAMES K. ZIELKE
                                    Secretary

Dated: April 21, 2000.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 East Central Avenue
                                    Suite 100
                              Wichita, Kansas 67206

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                  May 22, 2000

                                   ----------

                                  INTRODUCTION

      This Proxy Statement is being furnished to stockholders by the Board of Directors of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Spaghetti Warehouse, 101 West Worthington, Charlotte, North Carolina 28203, on May 22, 2000 at 2:00 p.m. local time, or at any adjournments thereof.

      The principal executive offices of the Company are located 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 21, 2000.

                        RECORD DATE AND VOTING SECURITIES

      Only stockholders of record at the close of business on April 14, 2000, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 9,466,571 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                        ATTENDANCE AT THE ANNUAL MEETING

      For admission to the Annual Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring acccount statements or letters from their banks or brokers indicating that they owned the Company's Common Stock as of the Record Date.

                                VOTING OF PROXIES

      Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Grant Thornton, LLP as the Company's independent auditors for the fiscal year ending December 26, 2000 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

      The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

      The following table sets forth information concerning ownership of the Company's Common Stock, as of April 14, 2000, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, nominee for director, each executive officer as defined in
Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

            Name and Address                                         Shares       Percentage
           of Beneficial Owner                                    Beneficially  Owned of Class
           -------------------                                    ------------  --------------
Dennis L. Thompson (1) ..........................................     629,612         6.6
Stephen P. Hartnett(2) ..........................................     404,573         4.3
Steven M. Johnson (3) ...........................................     159,583         1.7
Gary M. Judd (4) ................................................     186,667         2.0
Christopher L. Wettig (5) .......................................     150,602         1.6
James K. Zielke (6) .............................................      80,000           *
J. Chris Weinberg (7) ...........................................      99,000         1.0
Thomas A. Hager (8) .............................................     765,517         8.1
C. Wells Hall, III (9) ..........................................      72,633           *
E. Gene Street (10) .............................................       9,833           *
John D. Harkey, Jr. (11) ........................................       7,333           *
Jamie B. Coulter (12) ...........................................   2,129,667        22.1
  2808 McKinnney
  Dallas, Texas 75204
Organized Capital II, Ltd. (2) ..................................     526,800         5.6
  4504 Winewood Court
  Colleyville, Texas 76034
United II Strategic Trading, Inc (2) ............................     641,240         6.8
  4504 Winewood Court
  Colleyville, Texas 76034
Cracken, Harkey, Street & Co., L.L.C. (10,11) ...................      37,500           *
  12200 Stemmons Freeway, Suite 100
  Dallas, Texas 75234
All directors and executive officers as a group (11 persons) (10)   2,565,353        26.7

----------
*     Less than 1%
(1) Includes (a) presently exercisable options to purchase 7,667 shares of Common Stock, (b) 267,795 shares held by Mr. Thompson's wife, Sharon K. Thompson, of which Mr. Thompson disclaims beneficial ownership, and (c) 55,000 shares held by the Thompson Family Limited Partnership, of which Mr. Thompson is the general partner. Mr. Thompson disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Excludes 40,000 shares held by Mr. Thompson's adult children to which Mr. Thompson disclaims beneficial ownership.
(2) Includes presently exercisable options to purchase 3,333 shares of Common Stock. Excludes 526,800 shares held by Organized Capital II, Ltd. Mr. Hartnett is a trading advisor to this entity and is the sole stockholder of its corporate general partner. Mr. Hartnett holds 3.7137% and Mr. Hartnett's wife, Sandra Hartnett, holds 25.5792% of the partnership interests of such company. Also excludes 641,240 shares held by United II Strategic Trading, Inc. Sandra Hartnett holds 33.146% of the stock of such company. Mr. Hartnett disclaims beneficial interest of such excluded shares.
(3) Includes (a) presently exercisable options to purchase 13,333 shares of Common Stock and (b) 5,250 shares held by Mr. Johnson as custodian for the benefit of his three minor children.
(4) Includes presently exercisable options to purchase 46,667 shares of Common Stock.
(5) Includes (a) presently exercisable options to purchase 6,667 shares of Common Stock and (b) 2,445 shares held of record by an IRA for the benefit of Mr. Wettig's wife, Lynne M. Wettig, of which Mr. Wettig disclaims beneficial ownership.
(6) Includes presently exercisable options to purchase 30,000 shares of Common Stock.
(7) Includes presently exercisable options to purchase 19,000 shares of Common Stock.
(8) Includes (a) presently exercisable options to purchase 7,667 shares of Common Stock, (b) 72,000 shares held by Mr. Hager as custodian for the benefit of his two children and (c) 326,600 shares of Common Stock held by Mr. Hager's wife, of which Mr. Hager disclaims beneficial ownership.
(9) Includes presently exercisable options to purchase 3,333 shares of Common Stock.
(10) Includes presently exercisable options to purchase 3,333 shares of Common Stock. Excludes 37,500 shares held by Cracken, Harkey, Street & Co., L.L.C. of which Mr. Harkey is a trading advisor and owns a 33.33% interest in the units of such company.
(11) Includes presently exercisable options to purchase 3,333 shares of Common Stock. Excludes 37,500 shares held by Cracken, Harkey, Street & Co., L.L.C. of which Mr. Street is a trading advisor and owns a 33.33% interest in the units of such company.
(12) Includes presently exercisable options to purchase 166,667 shares of Common Stock.
(13) Includes the shares deemed to be beneficially owned by the directors and executive officers of the Company (see footnotes (1) through (8) to this table).

                       PROPOSAL I - ELECTION OF DIRECTORS

      Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently, the By-Laws, as amended, provide for nine (9) Directors. All nominees for Director are currently directors of the Company. C. Wells Hall, III, James
K. Zielke and E. Gene Street were all appointed to the Board of Directors in January 1999. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that three (3) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2003 and until their successors are elected and shall have qualified.

      Unless otherwise specified, all Proxies received will be voted in favor of the election of C. Wells Hall, III, James K. Zielke and E. Gene Street, the three (3) nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of Directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing Directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a Director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

      The following table sets forth the ages and terms of office of the Directors of the Company:

                                                               Term of  Office
                Name                                Age      as Director Expires
                ----                                ---      -------------------
    Dennis L. Thompson ..........................    56             2001
    Stephen P. Hartnett .........................    51             2001
    Steven M. Johnson ...........................    40             2002
    Gary M. Judd ................................    40             2002
    James K. Zielke .............................    35             2000
    Thomas A. Hager .............................    51             2001
    C. Wells Hall, III ..........................    55             2000
    E. Gene Street ..............................    59             2000
    John D. Harkey, Jr ..........................    39             2002

      Dennis L. Thompson has served as Co-Chairman of the Board since January 1999 and has been a Director of the Company since February 1997 and from 1989 to 1997 was an investor with Bailey Sports Grille, Inc., of which he was co-founder. Mr. Thompson served as senior vice president of real estate of Lone Star Steakhouse & Saloon, Inc. from 1992 to 1997 and as a director from 1992 to 1998. Mr. Thompson, co-founder of Lone Star Steakhouse & Saloon, was also an executive officer and a director of various subsidiaries of Lone Star Steakhouse & Saloon from 1989 to 1997. From 1985 to August 1995, he was an executive officer, director and stockholder of Creative Culinary Concepts, Inc., a company that owned and operated Lone Star Steakhouse and Saloon restaurants and certain other restaurants.

      Stephen P. Hartnett has served as Co-Chairman of the Board and as a Director since January 1999. Mr. Hartnett was the founder of the Fox and Hound English Pub & Grille in 1994 and served in various executive capacities until the sale of 75% of its ownership interests to a subsidiary of the Company in December 1996. Mr. Hartnett has also served as vice chairman of Consolidated Restaurant Companies, Inc. and as a principal in Cracken, Harkey, Street & Hartnett, LLC, since September 1998, and as chairman, president and chief executive officer of Energy Alchemy, Inc. and The Hartnett Group, Ltd., and majority shareholder of Summers Investments, Inc. since 1982.

      Steven M. Johnson has served as Chief Executive Officer since January 1999 and as a Director since October 1998. From March 1992 until December 1998, Mr. Johnson was chief operating officer for Coulter Enterprises, Inc., a Pizza Hut franchisee, with primary responsibility for the operations of 100 Pizza Hut restaurants. From May 1985 until June 1991, Mr. Johnson was controller for Fugate Enterprises, Inc., a Pizza Hut, Taco Bell and Blockbuster Video franchisee. Prior to his employement at Fugate Enterprises, Inc., Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson is also a C.P.A.

      Gary M. Judd has served as President and Director since June 1997 and served as Chief Executive Officer and Chief Operating Officer from June 1997 until January 1999. Mr. Judd served as vice president of special projects with Coulter Enterprises, Inc. from October 1993 to May 1997. From March 1989 to September 1993, Mr. Judd was employed by Western Sizzlin, Inc. in various capacities, most recently as director of franchise operations. From March 1984 to February 1989, Mr. Judd served as a director of operations with Coulter Enterprises, Inc.

      James K. Zielke has served as Chief Financial Officer and Secretary since April 1997 and as a Director since January 1999. From January 1997 until April 1997, Mr. Zielke was the senior director-tax for PepsiCo Restaurant Services Group, Inc. Mr. Zielke was employed by Pizza Hut, Inc. from March 1993 until January 1997, most recently as director-tax from March 1995 until January 1997. Prior to his employment by Pizza Hut, Inc., Mr. Zielke was employed by Ernst & Young LLP from June 1986 until March 1993. Mr. Zielke is also a C.P.A.

      Thomas A. Hager has been a Director of the Company since July 1997. Mr. Hager was a co-founder of Bailey's Sports Grille, Inc. and served as its president from inception in November 1989 until February 1997. Prior to founding Bailey's Sports Grille, Inc., Mr. Hager owned and operated a restaurant in Charlotte, North Carolina. Mr. Hager is also the founder of Thomas Advertising, Inc., a national billboard advertising agency where he has served as president since its inception in 1983.

      C. Wells Hall, III has been a Director of the Company since January 1999. Mr. Hall is a corporate tax partner with the law firm of Moore & Van Allen, PLLC, where he has practiced since 1975.

      E. Gene Street has been a Director of the Company since January 1999. Since 1998, Mr. Street has served as vice chairman, president and chief executive officer of Consolidated Restaurant Companies, Inc., and as a principal in Cracken, Harkey, Street & Hartnett, LLC. Mr. Street was the founder of Black Eyed Pea and served as president and chief executive officer of Prufrock Restaurants, Inc., the company which owned and operated Black Eyed Pea restaurants. Mr. Street was also the founder of Good Eats restaurants and served as chairman and chief executive officer of Good Eats Holding Company, Inc. from 1986 until its sale to Consolidated Restaurant Companies, Inc. in 1998.

      John D. Harkey, Jr. has been a Director of the Company since January 1999. Since 1998, Mr. Harkey has served as chairman of Consolidated Restaurant Companies, Inc. and has been a principal in Cracken, Harkey, Street & Hartnett since 1997. Since 1992, Mr. Harkey has also been a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

Directors and Committee Meetings

      For the fiscal year ended December 28, 1999, there were eleven meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

      The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed soley of independent Directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed soley of independent Directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists soley of independent Directors and administers the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Plan") and awards stock options thereunder. The members of the Audit Committee are Messrs. Thompson, Hager and Hall. The members of the Compensation Committee are Messrs. Thompson, Hartnett and Hall. The members of the Stock Option Committee are Messrs. Thompson, Hartnett and Hager. During 1999, there were two meetings of the Audit Committee and Compensation Committee and one meeting of the Stock Option Committee.

Other Executive Officers

      Christopher L. Wettig, 36, has served as Executive Vice President of the Company since January 1999. From November 1991 until December 1998, Mr. Wettig was assistant to the chairman for Coulter Enterprises, Inc. Prior to his employment by Coulter Enterprises, Inc., Mr. Wettig was employed by Ernst & Young, LLP from March 1988 until October 1991. Mr. Wettig is also a C.P.A.

      J. Chris Weinberg, 34, has served as Chief Operating Officer of the Company since January 1999. Mr. Weinberg also served as Vice President-Operations from January 1998 until January 1999 and as Director-Operations from February 1997 until January 1998. Prior to joining the Company, Mr. Weinberg was Chief Operating Officer for Bailey's Sports Grille, Inc. from October 1996 to February 1997 and served in various capacities for both TGI Friday's and Champps Americana.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers of the Company to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the directors and executive officers of the Company complied with all filing requirements during the fiscal year ended December 28, 1999.

                             EXECUTIVE COMPENSATION

      The following table sets forth all compensation awarded to, earned by or paid to all executive officers (the "Named Executive Officers") with respect to the fiscal year ended December 28, 1999.

                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation                          Long Term Compensation
                                           --------------------------------        -------------------------------------------
                                                                                                    Number of
                                                                                                   Securities
                                                                                  Other Annual     Underlying         All Other
Name and Principal Position               Year         Salary       Bonus($)      Compensation     Options(#)     Compensation (1)
-------------------------                ------      ----------     ---------     -------------    ----------      ---------------
Steven M. Johnson .....................   1999         $165,000            --            --           30,000                --
Chief Executive Officer                   1998               --            --            --           10,000                --
                                          1997               --            --            --               --                --
Gary M. Judd (2) ......................   1999         $150,000            --            --           20,000                --
President                                 1998         $175,000            --            --               --                --
                                          1997         $ 95,538            --            --          100,000                --
James K. Zielke .......................   1999         $150,000            --            --           30,000                --
Chief Financial Officer,                  1998         $125,000            --            --               --                --
Secretary and Treasurer                   1997         $ 91,127            --            --           50,000                --
J. Chris Weinberg (3) .................   1999         $150,000            --            --           15,000                --
Chief Operating Officer                   1998         $ 90,000       $10,000            --           30,000                --
                                          1997         $ 84,000            --            --           20,000                --
Christopher L. Wettig .................   1999         $150,000            --            --           20,000                --
Executive Vice President                  1998               --            --            --               --                --
                                          1997               --            --            --               --                --

----------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.
(2) Mr. Judd also served as the Company's Chief Executive Officer and Chief Operating Officer from June 1997 until January 1999.
(3) Mr. Weinberg served as Vice President-Operations from January 1998 until January 1999 and Director-Operations from February 1997 until January 1998.

Option Grant Table

      The following table sets forth certain information regarding stock option grants made to the Named Executive Officers under the Plan for services performed during the fiscal year ended December 28, 1999.

                        Option Grants in Last Fiscal Year

                                                                                                          Potential Realizable
                                                                                                            Value at Assumed
                                                                                                          Rates of Stock Price
                                                                                                              Appreciation
                                                                                                             for Option Term
                                                                 Individual Grants                               (1)(2)
                                                 --------------------------------------------------        --------------------
                                                   Number       % of Total
                                               of Securities      Options      Exercise
                                                 Underlying     Granted to      or Base
                                                 Options(#of   Employees in     Price      Expiration
Name                                               shares)      Fiscal Year     ($/Sh)        Date           5%            10%
-----                                           ------------     ---------      -------     ---------      -------       -------
Steven M. Johnson                                  30,000            7.3%         $3.75      2/10/2009        70,751       179,296
Gary M. Judd                                       20,000            4.9%         $3.75      2/10/2009        47,167       119,531
James K. Zielke                                    30,000            7.3%         $3.75      2/10/2009        70,751       179,296
J. Chris Weinberg                                  15,000            3.6%         $3.75      2/10/2009        35,375        89,648
Christopher L. Wettig                              20,000            4.9%         $3.75      2/10/2009        47,167       119,531

----------
(1) The options indicated vest ratably over a three-year period that commences February 10, 1999.

(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

Option Exercise Table

      No options were exercised by the Named Executive Officers during the fiscal year ended December 28, 1999. The following table sets forth certain information concerning unexercised options held as of December 28, 1999 by the executive officers under the Plan.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                              Number of Securities             Value of Unexercised
                             Underlying Unexercised           In-the-Money Options at
                          Options at December 28, 1999       December 28, 1999 ($) (1)
                         -----------------------------      ---------------------------
Name                     Exercisable     Unexercisable      Exercisable    Unexercisable
----                     -----------     -------------      -----------    -------------
Steven M. Johnson ......     13,333           26,667               --               --
Gary M. Judd ...........     46,667           73,333               --               --
James K. Zielke ........     30,000           50,000               --               --
J. Chris Weinberg ......     19,000           46,000               --               --
Christopher L. Wettig ..      6,667           13,333               --               --

----------
(1) Such amounts are based on the closing price of a share of Common Stock ($1.6875) as reported by the Nasdaq National Market ("Nasdaq") on December 28, 1999.

Directors Compensation

      Directors who are not employees of the Company ("Eligible Directors") receive an annual fee of $3,000 and a fee of $500 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Eligible Directors are also entitled to receive grants of options under the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). Each Eligible Director will receive a grant of an option to purchase 10,000 shares of Common Stock upon election to the Board of Directors, and will be granted another option to purchase 3,000 shares of Common Stock annually thereafter so long as he remains an Eligible Director. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the Nasdaq on the date of grant. Currently, options to purchase 94,000 shares of Common Stock are outstanding under the Directors Plan at an exercise prices ranging from $1.625 per share to $9.00 per share.

Employment Agreements

      The Company has entered into separate employment agreements, with each of Messrs. Judd, Zielke and Weinberg, dated as of June 11, 1997, April 7, 1997 and July 20, 1998, respectively, providing for the employment of such individuals as President, Chief Financial Officer and Chief Operating Officer, respectively. The agreements were amended as of January 7, 1999. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. As amended, the agreements provide for annual base salaries of $150,000, for Messrs. Judd, Zielke, and Weinberg, subject to increases as determined by the Board of Directors. Each agreement terminates in April 2002 with an option by the Company to extend the term for an additional one-year period and contains non-competition and non-solicitation provisions. Messrs. Thompson and Hager have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

General

      The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Thompson, Hartnett and Hall, independent Directors of the Company, serve as members of the Compensation Committee and Messrs. Thompson, Hartnett and Hager, non-employee directors of the Company, serve as members of the Stock Option Committee and are "non-employee directors" (within the meaning of Rule 16b-3 under the Act). During fiscal 1999, there were two meetings of the Compensation Committee and one meeting of the Stock Option Committee.

Compensation Philosophy

      The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee establishes executive's base salaries at relatively low levels. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

Salaries

      Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, as defined herein. Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers are below average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. Judd, Zielke and Weinberg which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Summary Compensation Table -- Employment Agreements."

Annual Bonuses

      The Company does not currently have a formal bonus plan for its executives and no bonuses were paid to any executives for the 1999 fiscal year. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options to the Named Executive Officers in part to reward their performance.

      It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interests of the stockholders with the executives and to retain such key employees. All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In addition, because the executives' base salaries are currently set below the average of similar positions in comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, and because the Company presently maintains neither a qualified retirement program nor a bonus plan for executives, the Plan is intended to provide executives with opportunities to supplement their base compensation.

Chief Executive Officer

      In setting fiscal 1999 salary and stock option award levels for Mr. Johnson, the Compensation Committee and the Stock Option Committee focused upon the policies described above. Based on a review of comparable companies, Mr. Johnson's salary was set at $165,000. No bonus was paid to him for fiscal year 1999.

Stock Option Plan

      Pursuant to the Plan, both incentive and non-qualified options may be granted to key employees of the Company, or with respect to incentive options, to any employees of, any subsidiary in which the Company owns more than 50% of the total combined voting power of all classes of stock, including part-time employees. As of the Record Date, options to purchase 1,081,135 shares of the Company's Common Stock were outstanding under the Plan and 518,865 shares remained available for the grant of options under the Plan. Approximately 1,750 employees are currently eligible to participate under the Plan since the Plan allows grants to full-time and part-time employees of the Company and its subsidiaries.

      The Plan is administered by the Stock Option Committee, consisting of not less than three members of the Board of Directors of the Company who are not eligible to participate in the Plan. The members of the Stock Option Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. The Stock Option Committee selects the key employees who will be granted options under the Plan and, subject to the provisions of the Plan, determines the terms and conditions and number of shares of Common Stock subject to each option. The Stock Option Committee also makes any other determinations necessary or advisable for the administration of the Plan. Determinations by the Stock Option Committee are final and conclusive. Grants of options and other decisions of the Stock Option Committee are not required to be made on a uniform basis. The Plan will terminate on July 17, 2007, but may be terminated by the Board of Directors at any time before that date.

      Upon the grant of an option to a key employee, the Stock Option Committee will fix the number of shares of Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The option price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the option is granted; provided, however, that with respect to an incentive stock option in the case of an optionee, who, at the time such option is granted, owns more than 10% of the voting stock of the Company or its subsidiaries, the purchase price per share shall be at lease 110% of the fair market value. The option price for non-qualified options shall not be less than 75% of the fair market value at the time the option is granted. To date, the Company has not granted an option to any individual at a purchase price below fair market value. "Fair market value" is deemed to be the closing sales price of Common Stock on such date as Nasdaq or, if the Common Stock is not listed on Nasdaq, in the principal market in which the Common Stock is traded.

         Compensation Committee:    Dennis L. Thompson
                                    Stephen P. Hartnett
                                    C. Wells Hall, III

     Stock Option Committee:    Dennis L. Thompson
                                Stephen P. Hartnett
                                Thomas A. Hager

Compensation Committee Interlocks

      The Compensation Committee consists of Messrs. Thompson, Hartnett and Hall. Only one Director, Stephen P. Hartnett, was a party to transactions with the Company which requires disclosure under Item 402(j) of Regulation S-K. See Certain Relationships And Related Transactions below.

Common Stock Performance

      The following graph compares the total return on the Company's Common Stock from the commencement of trading of the Company's Common Stock on July 18, 1997 to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").

                           COMPARISON OF TOTAL RETURN
                     FROM JULY 18, 1997 TO DECEMBER 28, 1999
                                      AMONG
                      TOTAL ENTERTAINMENT RESTAURANT CORP.,
           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                            Base
                                           Period
                Company/Index Name         7/18/97  12/30/97  12/29/98  12/28/99
                ------------------         -------  --------  --------  --------
Total Entertainment Restaurant Corp. ....  $100.00     50.00     31.25    18.75
S&P Restaurant Index ....................  $100.00     94.63    149.26   150.47
S&P Midcap 400 Index ....................  $100.00    109.79    123.89   144.89

      Assumes $100 invested on July 18, 1997 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

      There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Grant Thornton, LLP as the Company's independent auditors for the fiscal year ending December 26, 2000. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Grant Thornton, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Grant Thornton, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Grant Thornton, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Grant Thornton, LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. Broker "non-votes" are not included in the tabulation of the voting results and therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

      The Company changed certifying accountants from Ernst & Young, LLP to Grant Thornton, LLP effective September 28, 1999. The following sets forth the information required by item 304 (a) of Regulation S-K: (i) On September 28, 1999, Ernst & Young, LLP was dismissed as the Company's principal accountant.
(ii) Ernst & Young, LLP reports on the financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. (iii) The decision to change accountants was provided by the Directors of the Company. (iv) During the Company's two most recent fiscal years and subsequent interim periods, there were no disagreements with Ernst & Young, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure. (v) During the Company's two most recent fiscal years and subsequent interim periods, there have occurred none of the "reportable events" listed in Item 304 (a) (l) (v) (A-D) of Regulation S-K.
(b) The Company has requested and received from Ernst & Young, LLP the letter required by Item 304 (a) (3) of Regulation S-K (and filed the same as Exhibit
16.1 to the Company's report on Form 8-K filed on October 5, 1999), and states that Ernst & Young, LLP agrees with the statements made by the Company in this report in response to Item 304 (a) (l) of Regulation S-K.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 26, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Restaurant Leases

      The Company leases two of its entertainment restaurant locations from limited partnerships contolled by Stephen P. Hartnett, a Co-Chairman of the Board of the Company. The annual rent and maintenance expense paid to the limited partnerships for the College Station, Texas location for the fiscal year ended December 28, 1999 was $69,480, which will also be the annual rent and maintenance expense for the fiscal year ending December 26, 2000. The annual rent and maintenance expense paid to the limited partnerships for the Dallas (Midway), Texas location for the fiscal year ended December 28, 1999 was $226,371, which will also be the annual rent and maintenance expense for the fisal year ending December 26, 2000.

                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 22, 2000. Management of the Company is allowed to use its discretionary proxy voting authority in connection with any stockholder proposal received by the Company after March 7, 2001 intended for presentation from the floor at the next Annual Meeting of Stockholders.

                                  OTHER MATTERS

      So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

      All stockholders of record as of April 14, 2000 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 28, 1999. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 28 1999.

                                     By Order of the Company,

                                     James K. Zielke
                                     Secretary

Wichita, Kansas
Dated: April 21, 2000

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 28, 1999 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefore to Christopher L. Wettig, Executive Vice President, Total Entertainment Restaurant Corp., 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

                      (This page intentionally left blank)

                            o FOLD AND DETACH HERE o
--------------------------------------------------------------------------------

                      TOTAL ENTERTAINMENT RESTAURANT CORP.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, a stockholder of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), does hereby appoint Dennis L. Thompson and Stephen P. Hartnett and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders of the Company to be held at the Spaghetti Warehouse restaurant located at 101 West Worthington, Charlotte, North Carolina 28203, on Monday, May 22, 2000 at 2:00 p.m. local time, or at any adjournment or adjournments thereof.

      The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS: The election of the following directors: C. Wells Hall, III, James K. Zielke and E. Gene Street, to serve until the 2003 annual meeting of stockholders and until their successors have been duly elected and qualified.

      |_| FOR                            |_| WITHHOLD AUTHORITY to vote for any
                                             nominee(s), print names(s) below

                                             ___________________________________

2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Grant Thornton, LLP as the independent auditors of the Company for the fiscal year ending December 26, 2000.

      |_| FOR               |_| AGAINST                |_| ABSTAIN

3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

(Continued and to be signed and dated, on the reverse side)

                            o FOLD AND DETACH HERE o
--------------------------------------------------------------------------------

(Continued from other side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                                        The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 21, 2000, and a copy of the Company's Annual Report for the fiscal year ended December 28, 1999.

                                        DATED:__________________________, 2000

                                        ________________________________, (L.S.)

                                        ________________________________, (L.S.)
                                                   Signature(s)

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.